Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Wayne Rancourt Office 208-384-6073	Media Contact Lisa Chapman Office 208-384-6552

For Immediate Release: July 27, 2020
Boise Cascade Company Announces Closing of Private Offering of $400 Million of Senior Notes
BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that it has closed the previously announced offering of $400,000,000 in aggregate principal amount of 4.875% senior notes due 2030 (the “New Notes”) in a private offering that was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Boise Cascade used the net proceeds of the offering, together with cash on hand, to repurchase and redeem any and all of its outstanding 5.625% senior notes due 2024 (the “2024 Notes”), to pay off its term loan of $45.0 million, and to pay fees and expenses related to the offering of the New Notes and incurred in connection with the repurchase or redemption of the 2024 Notes.

The New Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes or any other securities. The offers of New Notes were made only by means of a private offering memorandum.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Statement Concerning Forward-Looking Statements,” “Factors That Affect Our Operating Results and Trends” and “Risk Factors” in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, as applicable, and its other filings and submissions with the Securities and Exchange Commission, each of which are available free of charge on the SEC’s website at www.sec.gov.